Exhibit 23.1



Independent  Auditors'  Consent


We consent to the incorporation by reference in Registration Statements No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402 and No.
33-54404 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 and in Registration Statement No. 333-51843 on Form S-3 of our report dated July 23, 1999 relating to the Statement of Revenue and Certain Expenses for the period from January 1, 1998 through October 9, 1998 of Brodie Oaks Shopping Center and our report dated August 6, 1999 relating to the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 of Regal Distribution Center, included in the Current Report on Form 8-K of Weingarten Realty Investors dated August 13, 1999.





Deloitte  &  Touche  LLP
Houston,  Texas
August  13,  1999